EXHIBIT 99.1

American Updates Douglas Project Activity

Denver, September 21, 2007 — American Oil & Gas Inc. (AMEX: AEZ) announced today that the two wells drilling in the approximate 128,000 gross acre Douglas project in the southern portion of Wyoming’s Powder River Basin are progressing ahead of schedule, and production testing continues at the Sims 15-26H well.

At the Company’s West Douglas prospect State Deep 7-16 well, intermediate casing has been run and cemented to a depth of 12,082 feet. Drilling operations have resumed where natural gas has been encountered and flared while drilling in the Niobrara formation. A 31-foot core has been retrieved from the Niobrara and drilling operations continue towards a targeted total depth of approximately 14,500 feet. Extensive data will be obtained in a number of prospective formations including the Steele, Niobrara, Frontier, Mowry and Dakota after which completion operations will commence if warranted. Pursuant to the recently announced agreement with Red Technology Alliance, RTA is funding 100% of the costs to drill and complete the State Deep 7-16 well. American will own a 45% carried working interest in the test well and will retain a 45% working interest in the West Douglas undrilled acreage. Halliburton is project manager.

At American’s Fetter Field Hageman 16-34HR well, drilling has progressed through the top of the Niobrara formation and 9-5/8 inch intermediate casing has been set to 10,860 feet. Current plans for the Hageman are to replicate the Sims 15-26H drilling program by again drilling horizontally in the Frontier formation.

At the Company’s Sims 15-26H well, production tubing has been installed in the well and testing continues into the sales line from the unstimulated 1,165 foot horizontal lateral that was drilled and cased into the Frontier formation, one of several prospective formations in the Fetter Field. Current plans include continuing the natural, unstimulated production testing and reservoir pressure analysis of the Frontier formation. Staged artificial fracture stimulation procedures are being designed and may be performed on the well followed by additional testing.

The Sims 15-26H and Hageman 16-34HR wells are the first two of a planned three to four well program at Fetter that is being funded by RTA and project managed by Halliburton. American is being carried through the tanks in this phase of the drilling program for a 23.125% working interest in each of the three to four wells, and currently owns a 92.5% working interest in the approximate 51,000 net-acre Fetter Field acreage position. Upon completion of the initial drilling program, RTA will earn a 25% working interest in the undrilled acreage. American will retain a 69.375% working interest in the undrilled acreage and privately held North Finn LLC will retain the remaining 5.625% working interest.

American Oil & Gas Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas Inc. is available via the Company’s website at www.americanog.com.

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, the Company’s dependence on future drilling success to produce revenues, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas Inc. and does not necessarily include the views of any other person or entity.